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                                                                    Exhibit 3.19

                          CERTIFICATE OF INCORPORATION

                                       OF

                          PERFORMANCE MATERIALS I INC.

               Pursuant to ss. 102 of the General Corporation Law
                            of the State of Delaware


         The undersigned, in order to form a corporation pursuant to Section 102 of the General Corporation Law of Delaware, does hereby certify:

                  FIRST: The name of the Corporation is Performance Materials I Inc .

                  SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  FOURTH: The total number of shares which the Corporation shall have authority to issue is 1000 shares of Common Stock par value $.01 per share.

                  FIFTH: The name and mailing address of the Incorporator is as follows:

                  NAME                  MAILING ADDRESS
                  ----                  ---------------

                  Richard B. Goldstein  Fried, Frank, Harris, Shriver & Jacobson
                                        One New York Plaza
                                        New York, New York 10004-1980

                  SIXTH: The Board of Directors is expressly authorized to adopt, amend, or repeal the by-laws of the Corporation.

                  SEVENTH: Elections of directors need not be by written ballot unless the by-laws of the Corporation shall otherwise provide.

                  EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of
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         fiduciary duty as a director; PROVIDED, HOWEVER, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Any repeal or modification of the Article EIGHTH by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                  NINTH: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statue, and all rights conferred upon stockholders herein are granted subject to this reservation.


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         IN WITNESS WHEREOF, I have hereunto set my hand this 16th day of
February 2001, and I affirm that the foregoing certificate is my act and deed and that the facts stated therein are true.


                                           /s/ RICHARD B. GOLDSTEIN
                                           -------------------------------
                                           Richard B. Goldstein, Incorporator


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